Execution Version Employment Agreement Neil Thomson

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 5th day of May, 2017 (the “Effective Date”) between Neil Thomson, (“Executive”), an individual, and Del Frisco’s Restaurant Group, Inc., a Delaware corporation (the “Company”).

In consideration of the mutual promises expressed herein, Executive and the Company have agreed as follows:

1. Employment.

Effective Date and Term.  This Agreement shall be effective as of the Effective Date and will continue indefinitely thereafter unless Executive’s employment is terminated earlier in accordance with Section 3.

Duties.  Executive agrees that his position as Chief Financial Officer, shall be his full-time employment, and that he will devote all of his business time, attention and skills to the successful operation of the Company and its Affiliates (as defined below) and/or its subsidiaries, and that he will perform such duties, functions, responsibilities and authority normally associated with that of a Chief Financial Officer in a company the size and nature of the Company, as well as such duties that are from time to time delegated to Executive by the Chief Executive Officer (“CEO”) to the best of his abilities, with the highest degree of fiduciary loyalty and care to the Company.  Executive further agrees to conduct himself professionally, consistent with the highest standards of decorum and judgment, and develop and maintain good relations with other members of the Company’s management, staff, and Board of Directors.  For the duration of his employment, Executive agrees that he shall not engage in any other business activity, and that all business opportunities which might be served by the Company or any of its Affiliates (as defined below) will be brought exclusively to the attention of the Company.  The provisions of this Section 1(b) shall not prohibit Executive from (i) making investments in entities the equity of which is traded on a regulated stock exchange,  but only to the extent Executive owns no more than three (3) percent of the outstanding stock thereof,  or (ii) devoting reasonable time and energies to charitable and civic activities; provided such activities described in clauses (i)-(ii) above do not, individually or  in the aggregate, interfere in any material respect with the performance of Executive’ duties hereunder.

Location of Performance of Duties.  Executive shall office at the Company’s corporate office in Southlake, Texas, and shall be expected to perform his duties at all of the Company and its Affiliate’s (as defined below) locations that may currently exist or be established in the future.  Executive shall be reimbursed for travel and other reasonable business expenses incurred as contemplated by Section 2(d)(ii) herein, subject to documentation and compliance with the Company’s business reimbursement policies in existence, and as may periodically be amended.

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Compliance.    Executive agrees to abide by all policies, ethics standards, codes of conduct, and procedures of the Company and its Affiliates (as defined below) as such policies and procedures may exist, be amended or be adopted in the future.

Definition of Affiliate.  For purposes hereof, “Affiliate” means, when used with referenced to a specified person, any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that, directly or indirectly, controls, is controlled by, or is under common control with the specified Person.  For this purpose, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

2. Compensation and Benefits.

Base Salary.  Executive’s salary shall be $350,000 per year, less applicable taxes and withholdings, to be paid on a bi-weekly basis of $13,461.54 in accordance with the Company’s regular payroll practices for similarly situated executives.  Executive’s salary is subject to periodic review and evaluation by the CEO.  The base salary in effect hereunder shall be referred to herein as the “Base Salary.”

Bonus.  Executive shall be eligible to participate in all bonus compensation plans that the Company may offer, in accordance with the terms of any such plans and on a level commensurate with his position; provided however, that such bonus shall provide for threshold  and maximum payments of 50% and 200% of Executive’s Target Bonus, respectively, as determined by the CEO, Board of Directors and/or Compensation Committee thereof in good faith.  The target for Executive’s annual bonus shall be 50% of Executive’s Base Salary (“Target Bonus”) based on the achievement of objective performance metrics, to include the performance of the Company and its concepts established jointly by the CEO and Compensation Committee of the Board .  Executive’s entitlement to an annual incentive bonus under this subparagraph 2(b), and the amount of such bonus shall be determined by the Company in its good faith discretion; provided, however, if the terms of a written annual incentive bonus plan do not include provisions regarding the time of payment for an annual incentive bonus, payment of any such bonus shall occur within 15 days of the completion of the audit for the fiscal year to which the bonus relates but in any event by March 15 of year following the performance year.  Bonuses are not earned until paid, and Executive must be employed by the Company and not have provided notice of termination of his employment at the time of payout in order to have earned and be entitled to payment of a bonus.  In the event the fiscal year has ended and Executive’s annual incentive bonus has been determined by the Company pursuant to this Section but Executive’s employment is terminated without Cause prior to payment of such bonus amount, said amount will be included as part of Executive’s Severance Pay pursuant to the terms of Section 3(a)(i) of this Agreement.

LTI. Executive shall be entitled to participate in the Del Frisco's Restaurant Group 2012 Long-Term Incentive Plan in a manner commensurate with his position as determined in good faith by the CEO and/or the compensation committee of the Board.  Executive will receive

Execution Version Employment Agreement Neil Thomson

an equity award as determined in good faith of $550,000, in accordance with the terms and conditions set forth on Exhibit A, and also subject to the terms of the 2012 Long-Term Incentive Plan generally, as well as any grant or award agreements that may be issued to Executive.

Benefits.

Employee Benefits.   Executive shall be eligible for all employee benefits extended, from time to time, to all full-time employees of the Company in positions similar to Executive, including the Del Frisco’s Restaurant Group NQ Deferred Compensation Plan, subject to the terms and conditions of the Company's policies and employee benefit plans, as those policies and plans are amended or terminated from time to time.  Executive acknowledges that he shall have no vested rights under or in respect to participation in any such plan or program except as expressly provided under the terms thereof.

Business Expenses. Executive shall be authorized to incur reasonable expenses for completion of his duties with the Company, including expenses for entertainment, travel, and similar items, in accordance with the terms and conditions of the Company's expense reimbursement policy as in effect from time to time.

Vacations. Executive shall be entitled to participate in the Company's established vacation policy for executive officers, subject to the terms and conditions thereof.

(iv)Car Allowance.  Executive shall be entitled to receive a car allowance of $1,000 per month.

3. Employment At-Will.

Termination of Employment.  Executive is an at-will employee and either party to this Agreement may terminate the employment relationship at any time, for any reason, with thirty (30) days written notice.  If Executive provides notice of his intention to terminate his employment, regardless of the reason, the Company in its discretion may accelerate Executive’s resignation and deem such resignation to be effective immediately (which shall then be deemed the Termination Date), subject only to the obligations, if any, under Section 3(a)(i), (ii) or 3(c), below, and such acceleration shall not constitute termination of Executive’s employment by the Company for any purpose.  If the Company terminates Executive’s employment for Cause (as defined below), it may do so immediately (which shall then be deemed the Termination Date), subject only to the obligations, if any, under Section 3(b) below).  Executive’s employment shall immediately terminate upon Executive’s death.  In the event Executive’s employment is terminated because of Disability (as defined below), the Termination Date shall be as specified in Section 3(j) below.  If Executive’s employment is terminated by the Company (i) without “Cause” (as defined below) or (ii) if Executive terminates his employment for “Good Reason” (as defined below), then:

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the Company shall pay to Executive an amount equal to six (6) months of Executive’s then effective Base Salary in accordance with the terms and conditions provided in Section 3(g) of this Agreement, and also provide COBRA continuation coverage for Executive and his family under the Company’s medical plan for six (6) months, in accordance with applicable law at the Company’s sole expense, provided that the Executive is not, and does not become eligible for another group health plan, and that such payments do not adversely impact the Company’s health plans under IRS or DOL regulations, and provided further that Executive shall first deliver an executed Severance Agreement and General Release to the Company in the form attached as Attachment A and shall not revoke the Severance Agreement and General Release in accordance with its terms (collectively the Company’s payment of Base Salary and COBRA, as applicable, under this Section, constitutes “Severance Pay”);

the Company shall be obligated to pay Executive his Base Salary, reimbursable expenses and benefits owing to Executive through the Termination Date.  In addition, any vested retirement benefits of Executive shall be payable in accordance with such plans; and

the Company shall be released from any and all further obligations under this Agreement subject to the provisions of Section 13 herein concerning Arbitration of disputes.

Cause.  In the event Executive’s employment is terminated for Cause, the Company shall be released from any and all further obligations under this Agreement subject to the provisions of Section 13 herein concerning Arbitration of disputes, except the Company shall be obligated to pay Executive his Base Salary, reimbursable expenses and benefits owing to Executive through the Termination Date (any vested retirement benefits of Executive shall be payable in accordance with such plans).  Termination by the Company for “Cause” shall mean  (i) Executive’s conviction by a court (or plea of guilty, no contest, deferred adjudication or probation) of, to, or for a felony, or any crime involving theft, fraud, dishonesty, embezzlement, or any other crime which involves immoral conduct or actions likely to harm the reputation of the Company, whether or not committed in the course of performing services for the Company; (ii) Executive’s breach of any fiduciary duty to the Company; (iii) material act(s) or omission(s) taken by Executive in connection with his employment which are dishonest or fraudulent; (iv) the commission by Executive of any material actions in violation of the written rules, policies, ethical standards or codes of conduct of the Company or Affiliates, conduct by Executive that is insubordinate or involves repeated absenteeism, or Executive’s performance of his duties hereunder which is deemed to be unsatisfactory job performance either in the manner of  fulfillment of such duties or the results achieved, but only after written warning to Executive advising him of the deficiencies in job performance and/or objectives and describing the improvement needed; (v) conduct by Executive giving rise to a claim by another employee of unlawful harassment or discrimination, which claim, after a complete and diligent investigation, would lead a reasonable person to conclude that Executive has violated state or federal discrimination laws, in a manner which would reasonably and customarily require the discharge of an executive employee; (vi) conduct by Executive, or Executive’s failure to act giving rise to Legitimate Claims by any persons that the Company or any of its subsidiaries is in violation of any federal, state or local civil or criminal

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statute or act (the term “Legitimate Claims” shall mean conduct by the Executive, or Executive’s failure to act, undertaken in dereliction of his duties, gross negligence or without a good-faith belief in the lawfulness of such action resulting in any claims, allegations or assertions which, in the reasonable opinion of the Company (after a diligent investigation of the facts), have substantial  merit and which would reasonably and customarily require the discharge of an executive employee; (vii) Executive’s disregard of the lawful and reasonable directives of the CEO or Board communicated to Executive; (viii) Executive’s failure to maintain the privacy of Confidential Information of the Company or Affiliates except for such disclosure in connection with the good faith performance of Executive’s duties or as may be required by subpoena or in connection with any allegation of wrongdoing; (ix) a breach by Executive of any covenant or agreement between Executive and the Company set forth in Sections 4 and 5 hereof; or (x) the Company is temporarily or permanently enjoined from employing Executive, or a court otherwise orders the Company to cease employing Executive, or the Company determines in its reasonable discretion that it is in the best interests of the Company and/or its employees, officers or directors that Executive’s employment with the Company be terminated due to restrictions or covenants to which Executive agreed with a prior entity which is likely to impact Executive’s ability to timely perform his duties herein on behalf of the Company.  Provided, however, that the Company shall not terminate the employment of the Executive as a result of the alleged events described in clauses (iv) or (vii) above unless the Company provides the Executive written notice and the Executive thereafter fails to cure such event (if in the reasonable determination of the Company such matters are curable), within thirty (30) days after receipt of such notice.

Good Reason.  The following shall constitute “Good Reason” for termination hereof by Executive: (i) a significant adverse alteration by the Company in the nature or status of Executive’s responsibilities or the conditions of such employment as described in Section 2 of this Agreement; or (ii) a reduction by the Company in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time, except to the extent such reductions in Base Salary is made as part of an across the board reduction in the base salary of other senior managers and officers of the Company; (iii) a relocation of the Company’s corporate offices where Executive is expected to maintain his principle office which is more than 75 miles from its current location in Southlake, Texas; (iv) a breach by the Company of any material provision of this Agreement not embraced in the foregoing clauses. Provided, however, that Executive shall not terminate his employment for Good Reason as a result of the alleged events described in this Section 3(c) unless the Executive provides the Company written notice of such alleged event or conduct no later than 30 days after the occurrence of the event or conduct, and the Company thereafter fails to cure such event within thirty (30) days after receipt of such notice or the Parties fail to achieve a compromise, memorialized in writing to the satisfaction of the Executive (which shall then be deemed the Termination Date).

Death or Disability.  In the event of Executive’s death or Disability (as defined below), the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Executive or his estate his Base Salary, reimbursable expenses and benefits owing to Executive through the day on which Executive is

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terminated and the Company will maintain in full force and effect at its own cost medical insurance for Executive’s spouse and children, for a period of six (6) months from the date of Executive’s death or Disability to the extent it was in effect at the time of Executive’s death or Disability and provided such shall be consistent with then governing law.

Change of Control.  This Section 3(e) shall apply if there is a termination of Executive's employment (i) by the Company for a reason other than for Cause or due to Executive's death or Disability or (ii) by Executive for Good Reason, in either case, during the six (6) month period after a Change in Control (as defined below); or (iii) a termination of Executive's employment prior to a Change in Control by the Company for a reason other than for Cause or due to Executive's death or Disability, if the termination was at the request of a third party or otherwise arose in anticipation of such Change in Control (a termination described in either clause (i), (ii) or (iii) in this Section 3(e), shall constitute a "CIC Termination"). If any such termination occurs, (A) Executive shall receive Severance Pay benefits equal to twelve (12) months of Executive’s then Base Salary and continuation of COBRA benefits, provided Executive shall first deliver an executed Severance Agreement and General Release to the Company in the form attached as Attachment A and shall not revoke the Severance Agreement and General Release in accordance with its terms.  Change of Control for purposes of this Section 3(e) shall have the meaning set forth in Del Frisco’s Restaurant Group 2012 Long Term Incentive Plan or any successor plan.

Other Terminations.  In the event Executive’s employment is terminated for any other reason (i.e., termination by the Company for Cause, or by Executive without Good Reason), Executive shall only be entitled to receive Executive’s Base Salary, reimbursable expenses and benefit owing to Executive through the Termination Date, and, provided further, any vested retirement benefits of Executive shall be payable in accordance with such plans (and in the event of Executive’s death, such amounts shall be paid to Executive's estate).

Schedule of Severance Pay Benefits.  The Severance Pay benefits applicable for a termination of Executive by Company without Cause, Executive’s termination for Good Reason, or a CIC Termination, shall be based on the Termination date, and: (i) paid over time in accordance with the Company’s payroll practices for its employees; and (ii) less applicable withholdings.  The first installment of the Severance Pay, unless delayed pursuant to Section 3(h), will be paid to Executive in equal installments on the Company’s first regular payday that follows expiration of the Revocation Period contained in the Severance Agreement and General Release executed by Executive, and will cover the period from the last day for which Executive was paid Base Salary through the payment date (and such schedule shall also be applicable to the Company’s payment of COBRA continuation benefits as part of Executive’s Severance Pay benefits).

409A.  Notwithstanding anything to the contrary in this Agreement, the parties intend that any amounts payable hereunder comply with or are exempt from Section 409A.  For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.  This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A.  The Company and Executive agree to

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negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Notwithstanding anything else herein, to the extent any of the Severance Pay benefits are treated as nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), then (i) no such payment shall be made to Executive unless Executive's termination of employment constitutes a "separation from service" with the Company (as such term is defined in Treasury Regulation Section 1.409A-l(h) and any successor provision thereto), and (ii) if Executive is determined by the Company to be a "specified employee" for purposes of Code § 409A(a)(2)(B)(i) and the Company determines that delayed commencement of any portion of the Severance Benefits is required in order to avoid a prohibited distribution under Code § 409A(a)(2)(B)(i), commencement of such portion of the Severance Pay benefits will be delayed for six (6) months following Executive's "separation from service" pursuant to Code § 409A, or, if sooner, until Executive's death.  Delayed Severance Pay benefits (if any) shall be payable in a lump sum on the first business day following the expiration of such six (6) month period, and any remaining Severance Pay benefits due shall be paid as otherwise provided in Section 3(b)(i). Notwithstanding the foregoing, to the maximum extent permitted by applicable law, payment of the Severance Pay benefits shall be made in reliance upon Treasury Regulation § 1.409A-l(b)(9) (with respect to separation pay plans) or Treasury Regulation § 1.409A-l(b)(4). The Severance Pay benefits shall be treated as a right to a series of separate payments. The provisions of this Agreement are intended to comply with the applicable requirements of Code § 409A and shall be limited, construed, and interpreted in accordance with such intent.

 Non-Mitigation.  Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement. Notwithstanding the foregoing, in the event Executive becomes employed by another person or company during the period in which Severance Pay benefits are due, or in the event Executive breaches any of the provisions in Sections 4 and 5 below, all further Severance Pay benefit amounts shall cease immediately and Executive shall forfeit the right to any such further payments.

Definition of Disability.    For purposes of this Agreement “Disability” means in the opinion of a duly licensed physician selected by Executive and reasonably acceptable to the Company, Executive, because of physical or mental illness or incapacity, shall become substantially unable to perform the essential functions of his position, duties and services required of him under this Agreement with or without reasonable accommodation for a period of six (6) consecutive months. In such event, the Termination Date shall be the later of (A) the fifteenth (15) day after the Company has provided written notice to Executive of its intention to terminate Executive’s employment, or (B) the date specified in such notice, provided that within the fifteenth (15) days after such notice by the Company, Executive has not returned to full time performance of his duties.

No Further Compensation.  Neither Executive nor Executive’s estate will be entitled to any other compensation upon termination of Executive’s employment pursuant to this Agreement.

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4. Prohibition Against Disclosure of Information and Restrictive Covenants.

Executive acknowledges that, by virtue of his employment, he will be in a confidential and fiduciary relationship with the Company and its Affiliates, and will be provided, and have access to Confidential Information and trade secrets of the Company and its Affiliates (collectively the “Company Group”).  Executive acknowledges that the Confidential Information of the Company Group has been developed or acquired by the Company through the expenditure of substantial time, effort, and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information. Executive further acknowledges that the Company’s business is conducted in a highly competitive market and use of Confidential Information and trade secrets of the Company on behalf of a competitor would constitute unfair competition and adversely affect the business goodwill of the Company that Executive has been paid to develop for the benefit of the Company.  Executive additionally agrees that the nature of the Confidential Information that the Company commits to provide to Executive during Executive's employment by the Company would make it unlikely that Executive would be able to perform in a similar capacity for any person or entity engaging in a Competitive Activity (as defined below) without disclosing or utilizing the Confidential Information.  Confidential Information as used in this Agreement means an item of information or compilation of information in any form (tangible or intangible) related to the business of the Company Group, that the Company has not made public or authorized public disclosure of, and that is not readily available to persons outside the Company Group through proper means who are not obligated to keep the item or compilation confidential.  Confidential Information includes, but is not limited to, information that qualifies as a trade secret under applicable law.  Confidential Information and trade secrets include, but are not limited to, compilations of information, records, financial data, software programs, analytical data, specifications, and information regarding methods of doing business, sales materials, forecasts, marketing objectives and strategies, recipes, employee lists, employee compensation and any other information relating thereto, customer, supplier and client lists and preferences, price lists, distribution strategies and procedures, operational and equipment techniques, business plans and systems, quality control procedures and systems, special projects and research, including site studies, market data or expansion plans, and any other records, applications, processes, data and information concerning the business of the Company Group which are not in the public domain.  Confidential Information also includes information entrusted to the Company Group, in confidence by another party or subject to contractual confidentiality obligations.  Confidential information further includes proprietary processes and procedures which include, but are not limited to, all such information regarding processes and procedures known or intended to be known only to employees of the Company Group, or others in a confidential relationship with the Company Group, which relates to business matters.  Executive agrees that in light of his responsibilities for the Company Group, his role as Chief Financial Officer which provides services to the Company which are unique in nature, as consideration for the Company’s providing to Executive such Confidential Information and trade secrets, and in order to protect such Confidential Information and trade secrets and prevent unfair competition by Executive or others:

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Protection of Confidential Information.  During Executive’s employment with Company and for as long thereafter as the Confidential Information continues to qualify as Confidential Information under this Agreement, Executive will not use, or disclose Confidential Information to any third party except as authorized and undertaken for the benefit of the Company as part of Executive’s employment duties under this Agreement, or as permitted under Section 4 below.  Executive agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to promptly provide the Company with written notice that such disclosure is being or shall be compelled, whichever is earlier, so as to enable the Company to take prompt remedial action to preclude the disclosure of such information. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order, or other process used to compel disclosure.

Restrictions Against Unfair Competition.  Executive will not, during his employment and for a period of twelve (12) months after his employment has ended (regardless of the reason his employment was terminated), directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, for himself, or on behalf of any other person, or in conjunction with any other person, firm, partnership, corporation or other entity, engage in Competitive Activity. Competitive Activity means engaging in any business that involves, relates to, or concerns Confidential Information about the Company to which Executive had access, or engaging in or participating as an investor, owner, director, officer, employee, agent, independent contractor, partner, consultant, licensor or licensee, franchisor or franchisee, proprietor, syndicate member, shareholder, creditor, or otherwise, in any restaurant business or restaurant consulting, operating, or management company: that (i) features the sale of steak where the sale of steak exceeds thirty percent (30%) of the restaurant's revenues from food sales and (ii) which is, or owns or operates restaurants, located within thirty (30) miles of any Del Frisco's Double Eagle Steak House Restaurant, any Del Frisco's Grill restaurant, or any Sullivan's Steakhouse restaurant, or any other Affiliate of the Company (a prohibited Competing Business).

No-Solicitation.  Executive will not, during his employment, and for a period of twelve (12) months after his employment has ended (regardless of the reason), on his behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company: (i) interfere with the business relationship of any creditor, supplier, officer, employee, investor, or agent of the Company or its Affiliates; (ii) solicit or induce, or do so indirectly through any other person or entity, an employee or other person providing services to the Company, that Executive has knowledge of through his employment with Company (a “Covered Person”) to terminate an existing employment relationship, to cease providing such services, terminate an existing or prospective business relationship with the Company, or reduce such person’s services to the Company; (iii) directly, or indirectly recruit, encourage, hire or assist in hiring any Covered Person that is, or was within the preceding six (6) months, employed with the Company for the benefit of a business or person engaged in a Competitive Activity unless the Covered Person has received Company approval to

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become employed with such business or person; or, (iv) contact, solicit or induce, any customer, subcontractor or any other person with a customer or subcontractor relationship with the Company to terminate, curtail or otherwise limit such customer relationship, or to give a business opportunity to a business or person engaged in Competitive Activity that could otherwise be provided to the Company.  As used in this Agreement, solicitation (or to “solicit”) is understood to include all forms of pursuing, encouraging or knowingly inducing a desired responsive action regardless of which party first initiates contact.  It is understood that the restrictions in Sections 4(b) and (c) have an inherently reasonable geographic and scope of prohibited activity limitations  because they are limited to the specific prohibited activities and/or location of the persons or entities that are not to be engaged in, solicited or interfered with.

Reasonableness of Restrictions and Reformation. Executive agrees that the restrictions contained in Section 4(b) and (c) allow Executive an adequate number and variety of employment alternatives based on Executive's varied skills and abilities.  Accordingly, Executive covenants and warrants that he will not contend in any proceeding that the restraints contained in Section 4(b) and/or (c) are unreasonable and greater than necessary to protect the Company’s Confidential Information, proprietary information and/or the goodwill or other business interests of the Company.  In the event applicable law as determined by a court requires a revised or more limited scope of prohibited activities or geographic limitations, the court shall have authority to reform the restrictions in Section 4(b) and/or (c) so as to make them enforceable, if it is judicially determined that they are unenforceable as drafted.  Provided however, that in such event the Company shall have the right to deem this Agreement canceled and voidable for lack of consideration, and in such case: (i) Executive’s right to Severance Pay benefits pursuant to this Agreement shall automatically lapse and be forfeited; (ii) the Company shall have no obligation to make any further Severance Pay benefits to, or on behalf of Executive; and (iii) the Company shall be entitled to discontinue future Severance Pay benefits and receive the full value of any such Severance Pay benefits which were made to, or on behalf of Executive from the date of Executive’s termination, for any reason, through the date on which a court held or found any portion of Section 4(b) or (c) of this Agreement to be invalid or unenforceable.  If the Agreement is not canceled by the Company pursuant to this Section 4(d), then the reformed restrictions shall be applicable and such different or revised limitations enforced as determined by the court.

Survival of Obligations.  Sections 4, 5, 6, and 10-15 hereof shall survive material change in the Executive’s position or terms and conditions of employment, and shall survive the expiration or termination of this Agreement and the termination of Executive’s employment with the Company, regardless of which party terminates the Agreement or employment relationship between them, or why such termination occurs.  The Parties agree that in the event Executive’s employment is terminated by the Company without Cause as defined herein, the time period of the restrictions of 4(b) will be reduced to the period of six (6) months after his employment has ended. Executive acknowledges and agrees that his services are of a unique character and expressly grants to the Company and any Affiliate or subsidiary, in accordance with Section 12 below, to any successor or assignee of the Company, the right to enforce the provisions above through the use of all remedies available at law or in equity, including, but not limited to, injunctive relief.

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5. Company Property.

Inventions.  Any patents, inventions, discoveries, applications or processes, designs, devised, planned, applied, created, discovered or invented by Executive in the course of Executive’s employment under this Agreement and which pertain to any aspect of the business of the Company, shall be the sole and absolute property of the Company, and Executive shall make prompt report thereof to the Company and promptly execute any and all documents reasonably requested to assure the Company the full and complete ownership thereof.

Return of Company Property.  All records, documents, emails, files, lists, including computer generated lists, reports, drawings, documents, equipment and similar items relating to the business of the Company, which Executive prepared or received from the Company, shall remain the sole and exclusive property of the Company.  Upon termination of this Agreement, Executive shall promptly return to the Company all of the above described property of the Company, in his possession, regardless of the medium in which it is stored.  Executive further represents that he will not copy or cause to be copied, printed or cause to be printed out any of the described Company property, software, documents or other materials originating with or belonging to the Company.  Executive additionally represents that, upon termination of his employment with the Company, he will not retain in his possession any of the above described company property, or such software, documents or other materials pertaining to the Company, regardless of the medium in which it may be stored, and will execute an acknowledgment of compliance with this Section 5(b) on request by the Company.  Any access of the Company’s computer systems in order to compete or prepare to compete with Company is unauthorized harmful access, prohibited by the Company.

6. Remedy.  It is mutually understood and agreed that Executive’s services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive acknowledges that Executive's violation of the provisions of Sections    4 and/or 5 of this Agreement will cause irreparable harm to the Company, and Executive agrees that the Company shall be entitled as a matter of right to an injunction restraining any violation or further violation of such provisions by Executive or others acting on Executive's behalf, without any showing of irreparable harm and without any showing that the Company does not have an adequate remedy at law. Executive further covenants and warrants that Executive will not dispute in any proceeding that any given violation or further violation of the covenants contained in Sections  4 and/or 5 will result in irreparable harm to the Company; and (ii) could not be remedied adequately at law. The Company's right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.    Executive further agrees that the period of time that he is in breach of the provisions of Sections 4(b) and/or (c), shall extend the period of time of the restrictions set forth therein by an equal amount.  The Company shall be deemed the Prevailing Party and entitled to reimbursement from Executive for any and all reasonable attorneys’ fees and expenses incurred by it in connection with any action in which the Company obtains a judicial or arbitration determination that Executive breached the provisions of Sections 4 and/or 5 of this Agreement.  In

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the event the Company is not the Prevailing Part as defined herein, Executive shall be entitled to reimbursement from the Company for any and all of his reasonable attorneys’ fees and expenses incurred by him in connection with any action under this Section; provided however, Executive shall not be entitled to recover his fees and expenses in the event Executive pled or contended in such proceeding that the provisions of Sections 4 and/or 5 were unreasonable or greater than necessary to protect the Company’s interests.

7. Representations and Warranties of Executive.

In order to induce the Company to enter into this Agreement, Executive hereby represents and warrants to the Company as follows: (i) Executive has the legal capacity and unrestricted right to execute and deliver this Agreement and to perform all of his obligations hereunder; (ii) the execution and delivery of this Agreement by Executive and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Executive is a party or by which he is or may be bound or subject; (iii) Executive is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services; and (iv) Executive shall not use or disclose non-public, confidential information from any party with whom he may have been employed, or had access to in any role or capacity, in the performance of his duties herein for the Company.

Executive hereby agrees to indemnify and hold harmless the Company from and against any and all losses, costs, damages and expenses (including, without limitation, its reasonable attorneys’ fees) incurred or suffered by the Company resulting from any breach by Executive of any of his representations or warranties set forth in Paragraph 11(a) hereof.

8. Notices.  Any notices provided hereunder must be in writing and shall be deemed to have been received upon the earlier of personal delivery (including hand-delivery and personal delivery by facsimile transmission) or the third day after mailing by first class mail or overnight delivery, to the Company at its primary office location and to Executive at his address as listed on the Company’s payroll at the time notice is given.

9. Entire Agreement.  This Agreement constitutes the entire understanding of the parties with respect to its subject matter and no change, addition, alteration or modification to the terms of Executive’s employment (except his Base Salary which may be periodically adjusted as set forth in Section 2(a) herein) or this Agreement may be made except in writing signed by the parties hereto.  Any prior or other agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

10. Severability.  If any provision of this Agreement shall be unenforceable under any applicable law, then notwithstanding such unenforceability, and subject to the Company’s discretion under Section 4(d) to request reformation by the court or to deem this Agreement

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voidable for lack of consideration, the Parties otherwise agree the remainder of this Agreement shall continue in full force and effect and any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

11. Waiver.  No waiver of any provision shall be deemed to have occurred unless memorialized in writing signed by the waiving party.  If either party should waive any breach of any provision of this Agreement, Executive or the Company will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12. Assignment.  Neither this Agreement, nor any of Executive’s rights, powers, duties or obligations hereunder, may be assigned by Executive. This Agreement shall be binding upon and inure to the benefit of Executive and his heirs and legal representatives and the Company and its successors and assigns. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, or otherwise, and such successor shall thereafter be deemed “the Company” for the purpose hereof.

13. Choice of Law, Agreement to Arbitrate and Waiver of Jury Trial.  The Agreement is governed by the Federal Arbitration Act, and evidences a transaction involving commerce.  Aside from the Company Parties’ (as defined below) sole right to pursue injunctive relief pursuant to Executive’s breach of Sections 4 and 5 of this Agreement, if any dispute arises out of this Agreement between the Parties, or by or against any of the Company’s Affiliates or subsidiaries, officers, directors, members, owners, or employees (“Company Parties”), involving Executive’s hiring, retention, compensation, bonus, equity or Executive’s employment or separation from employment with the Company for any reason, or claims of fraud, misrepresentation, negligence, emotional distress, breach of fiduciary duty, or defamation (including post-employment defamation) or any other contractual, statutory or common law claims, and if the Parties to this Agreement cannot resolve the dispute, the dispute shall be submitted to final and binding arbitration, provided however, that regardless of any other terms of this Agreement, claims may be brought before and remedies awarded by an administrative agency if applicable law permits such notwithstanding the existence of an agreement to arbitrate.   Executive and the Company Parties agree to bring any dispute in arbitration on an individual basis only, and not as a class or collective action.  There will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action (“Class Action Waiver”).  Claims may not be joined or consolidated in arbitration with disputes brought by any other person or entity.  The Class Action Waiver shall not be severable from this Agreement in any case in which the dispute is filed or pursued as a class or collective action.  Regardless of anything else in this Agreement and/or the applicable rules or procedures of any arbitration-sponsoring organization, the interpretation, applicability, enforceability or formation of the Class Action Waiver may only be determined by a Court and not an arbitrator. Before initiating arbitration, Executive must submit a written demand to the Company Parties, providing a detailed explanation of his allegations against the Company Parties.  Executive agrees to provide the Company Parties 60 days to attempt to resolve his

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allegations before filing his demand for arbitration.  Thereafter, Executive and the Company Parties agree to mediate their dispute before taking any action in the arbitration beyond filing the initial demand and answering statement in arbitration.  The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (‘AAA”) then in effect, provided however, that despite anything to the contrary in the AAA’s rules, the proceedings shall be conducted pursuant to the Federal Rules of Civil Procedure (in the event the AAA rules prohibit application of the Federal Rules of Civil Procedure or otherwise conflict with any requirements of this Agreement, the arbitration will be conducted before an arbitrator from JAMS). If the parties cannot agree to an arbitrator, an arbitrator will be selected through the AAA’s standard procedures and Rules (or the Rules of JAMS if the arbitration will be conducted by arbitrator from JAMS).  The Company and Executive shall share the costs of arbitration including services of a court reporter, unless the arbitrator rules otherwise; provided however each side shall be responsible for its own attorney’s fees and expenses, and fees and expenses of any expert witness.  The Company Parties and Executive agree that the arbitration shall be held in Dallas County, Texas, and Texas law shall apply and govern the parties’ dispute, claims and remedies, except for any matters arising under federal law, in which case federal law shall apply, and that judgment may be entered on the arbitrator’s award by any court having jurisdiction thereof.  Arbitration of all disputes between the Executive and Company Parties is mandatory (except those which involve work place injuries covered under state workers compensation law or entitlement to benefits under an ERISA covered plan), and in lieu of any and all civil causes of action or lawsuits which Executive or the Company Parties may have against the other, with the exception that Company Parties alone may seek a temporary restraining order, temporary injunctive and permanent  injunctive relief in a court to enforce the covenants as provided in Sections 4 and 5, and if such relief is granted, in addition to any other remedy provided herein, the Company Parties shall be entitled to recover its attorney’s fees from Executive.  The Company Parties and Executive acknowledge that by agreeing to this provision, they knowingly and voluntarily waive any right they may have to a jury trial based on any claims they may against each other, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Family Medical Leave Act, the Sarbanes-Oxley Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, or similar state laws, claims of harassment, whistleblower, retaliation, discrimination or wrongful termination, and any other statutory or common law claims.  The prevailing party in any dispute under this Agreement shall be entitled to an award of its reasonable costs, including without limitation attorneys’ fees, and all damages or relief to the extent permitted under Texas or Federal law.  Arbitration awards, findings, and determinations of disputes under this Agreement shall be kept confidential by the parties, except to the extent disclosure of the terms of such awards, findings or determinations are required to be disclosed by law or court order, in which case (a) the disclosing party shall provide the other party as much advance notice of such required disclosure as is practicable and shall cooperate in all reasonable respects with any efforts by such other party (at such other party’s expense) to limit or restrict such required, and (b) the disclosing party shall limit such required disclosures to the information that is legally required to be disclosed.  However, nothing in this section relieves either

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Party from exhausting any administrative remedy prior to the commencement of arbitration proceeding, including the filing of administrative charges with any federal, state or local agency, including the Equal Employment Opportunity Commission or equivalent state agency.  Similarly, this Agreement does not preclude the Parties from conciliating any administrative and informal complaint proceeding before an appropriate governmental agency.  Moreover, nothing in this Agreement shall be construed to require an arbitration of a claim for unemployment compensation or a claim subject to the jurisdiction of the National Labor Relations Board.

14. Limitations of Restrictions.  Nothing in this Agreement (a) prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission), (b) requires notice to or approval from the Company before doing so, or (c) prohibits Executive from cooperating in an investigation conducted by such a government agency; Executive is also hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (d) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (iii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.  Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company's attorney-client privilege or attorney work without prior written consent of the Company's CEO.

15. Survival and Construction.   Executive's obligations under this Agreement will be binding upon Executive's heirs, executors, assigns, and administrators and will inure to the benefit of the Company, its subsidiaries, successors, and assigns. The Company's obligations under this Agreement will be binding upon the Company's successors assigns and will inure to the benefit of Executive and Executive's heirs, executors, and administrators. The language of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the patties. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof. Executive may not assign, pledge, grant a security interest in, hypothecate, or otherwise transfer any of its rights, duties, or obligations hereunder.

16. Acknowledgment.  Executive has carefully read all of the provisions of this Agreement and agrees that (a) the same are necessary for the reasonable and proper protection of the Company’s business, trade secrets, and Confidential Information as defined in Section 4 above; (b) the Company has been induced to enter into and continue its relationship with Executive in

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reliance upon his compliance with the provisions of this Agreement; (c) every provision of this Agreement is reasonable with respect to its scope and duration; (d) Executive understands the terms and conditions of this Agreement, has had the opportunity to review the terms and conditions with counsel of his own choosing, and has executed this Agreement freely and voluntarily without duress or coercion from any source.

IN WITNESS WHEREOF, THE PARTIES CONFIRM THEIR ACCEPTANCE OF THIS AGREEMENT, ON THE EFFECTIVE DATE STATED ABOVE, BY AFFIXING THEIR SIGNATURES IN THE PLACE INDICATED BELOW.

DEL FRISCO’S RESTAURANT GROUP, INC.EXECUTIVE

By:/s/ Norman J. Abdallah/s/ Neil Thomson

.Neil Thomson

Title:Chief Executive Officer_________________

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EXHIBIT A

Award will have grant date fair value, as determined by the Board in good faith, of $550,000.  Grant structure as follows:

•	50% time based RSU’s vesting 1/3rd per year over 3 years
•	50% performance based PSU’s 3yr cliff vesting

Measurement for PSU’s:

50% based on Total Shareholder Return over 3 year period as measured by DFRG Stock Price (target, minimum and maximum performance and TSR measurement to be approved by the Board consistent with the Board’s discussions with Executive)

50% based on Return on Invested Capital over a 3 year period (target, minimum and maximum performance and ROIC measurement to be approved by the Board consistent with the Board’s discussions with Executive)

Except as set forth in the Employment Agreement, Award shall otherwise be subject to the standard terms and conditions applicable to RSUs granted to executive officers generally.

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ATTACHMENT A

SEPARATION AGREEMENT AND GENERAL RELEASE

[Form Separation Agreement and General Release—which may change based on legal developments and best practices]

This Separation Agreement and General Release ("Agreement") is entered into this ___ day of ______, 20___, between Neil Thomson ("Executive") and Del Frisco’s Restaurant Group, Inc. a Delaware Corporation ("Employer").  Executive and Employer are sometimes collectively referred to herein as the “Parties,” and individually, a “Party.”  The “Effective Date” of this Release Agreement shall be the eighth (8th) day after this Agreement has been signed by Executive and the revocation period described in Section 16 of this Separation Agreement and General Release (the “Agreement”) has expired and Executive has not exercised his right of revocation.

WITNESSETH:

WHEREAS, Executive was employed by Employer as Chief Finical Officer pursuant to that certain Employment Agreement executed between the Employer and Executive on or about _________, 2017 (“Employment Agreement”);

WHEREAS, the Employment Agreement referenced Del Frisco’s Restaurant Group 2012 Long-Term Incentive Plan (“LTI”), and Del Frisco’s Restaurant Group NQ Deferred Compensation Plan (“Deferred Comp.”) applicable to Executive, and the Parties agree that the rights, liabilities and obligations of the Parties with respect to such plans, grants, or awards executed by Executive and Employer during his employment with Employer shall be governed by the terms of such executed plans, grants, or awards, and shall be unaffected hereby, except to the extent that Executive’s employment with the Employer ended the ____ day of _______, 20___ (Termination Date) and that Employer shall have no further obligation to Executive with respect to such plans after the Termination Date, except as such plans may specify in writing;

WHEREAS, the Parties confirm that there are no other agreements (verbal or written) between them other than the aforementioned Employment Agreement, Deferred Comp. and LTI, and this Agreement; and

WHEREAS, the Parties desire to completely resolve all matters and disputes that may now exist or may hereafter arise relating to the hiring, employment, compensation, benefits, and termination of the employment relationship between Executive and the Employer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

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1. Recitals Incorporated. The above-referenced recital Sections are incorporated into this Release Agreement as if they were set forth in full herein.

2. Resignation from Employment.  As consideration for Executive’s execution of this Agreement, Employer will consider Executive to have voluntarily resigned his employment effective ________, 20____.  As further consideration, Employer will not dispute any claim for unemployment compensation benefits made by Executive. Except as otherwise expressly provided in this Agreement, all benefits and compensation, perquisites, deferred compensation and matching contributions, contributions or participation in LTI or Deferred Comp., equity, units, stock, options, and any other rights of Executive with the Employer or its holder, parent or subsidiary entities, or any Affiliate (as defined below), including claims or rights to any form of incentive or bonus pay, shall cease as of the Termination Date, and no further salary, bonus, stock, equity, options, incentives, benefits or payments shall be due from, owed, or paid by the Employer to Executive. As of the Termination Date, Executive shall no longer be eligible to make contributions in the Deferred Compensation Plan, and Employer shall not longer make any match funding on Executive’s behalf to the Deferred Compensation Plan, nor shall Executive be eligible to participate in the LTI.  As Executive was not a participant in the 401(k) Plan made available to Executives of the Employer [to be confirmed], he is not entitled to any benefits therein. Executive’s rights with respect to monies in the Deferred Compensation Plan and/or LTI shall be determined in accordance with the terms of such Plan(s).  This Agreement shall not be deemed an amendment to any benefit plan, and the Employer reserves the right to establish, amend or terminate any such benefit plan.  “Affiliate” as used in this Agreement means a party, person, or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party, where “control”, “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by voting trust, contract, or similar arrangement.

3. Non-Disparagement.  Subject to the provisions of this Agreement, Executive will not disparage Employer, its holding, parent or subsidiary entities, or any Affiliate or officer, director, investor, executive, products, practices, services, operations, ethics, management, policies, standards, or methods in any way, at any time. The Company agrees that its CEO, Senior Officers reporting to the CEO,  and the Board will not make any public disparaging statements about the Executive; provided however, internal Company discussions between Senior Officers, the CEO or the Board with respect to Executive, or with persons or advisors with a business reason to know of any matters pertaining to Executive, or statements made in investigations or testimony in any administrative, judicial or arbitration proceeding are not encompassed by this provision and do not breach this provision.  In response to any inquiries from prospective employers regarding Executive’s employment with Employer, Employer will provide a neutral letter of reference (dates of employment, position(s) held and salary at the time of separation from employment) and will indicate that Executive resigned his employment.  Nothing in this paragraph shall preclude Executive from testifying honestly if required by law in a proceeding or from participating fully in a governmental investigation.

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4. Payment in Exchange for Covenants.  Executive shall be paid all earn salary through the Termination Date, which amount equals $_____________, less required withholdings, within fourteen (14) days from the Termination Date, or on the next regularly scheduled payroll period immediately following the Termination Date, whichever is sooner. In consideration of the covenants and promises contained in this Agreement, in reliance on Executive’s covenant to comply with his obligations under Sections 4, 5, 6, 7 and 13 of the Employment Agreement which extend beyond the Termination Date, and in further consideration for Executive’s execution of this Agreement, and after expiration of the Revocation Period set forth in Section 16 below and conditioned on Executive not revoking this Release Agreement within the period set forth in Section 16 herein, the Employer will commence payments to Executive equal to his then bi-monthly Base Salary (and potentially annual incentive bonus, subject to the last sentence of Section 2(b) of the Employment Agreement) , minus required state and federal withholdings, on the next scheduled payroll date of the Employer that follows expiration of the Revocation Period, for a period of _________ months [consistent with the provisions of Section 3(a)(i), (e) or (i) of the Employment Agreement, as applicable] payable thereafter on each successive regularly scheduled payroll date in accordance with the Employer’s established payroll practices (“Severance Pay”).  In addition, the Company shall provide Executive COBRA continuation coverage under the Employer’s medical plan for _________ months [consistent with the provisions of Section 3(a)(i), (e) or (i) of the Employment Agreement], in accordance with applicable law at the Employer’s sole expense ("COBRA Continuation Benefits"), provided that the Executive is not, and does not become enrolled in another group health plan, and that such payments do not adversely impact the Employer’s health plans under IRS or DOL regulations (collectively, “Severance Pay” and “COBRA Continuation Benefits” shall be referred to as “Severance Benefits”). Notwithstanding the foregoing, in the event Executive becomes employed by, or performs services for any person or entity for compensation or other remuneration during the period in which Severance Pay amounts are due, or in the event Executive breaches any of the provisions in Sections 4, 5, 6, 7 or 13 of the Employment Agreement, all further Severance Benefits and any other payment amounts pursuant to this Agreement, if any, shall cease immediately and Executive shall forfeit the right to any such further payments, and Employer may enforce its rights for Executive's violation of such provisions in the manner specified in the Employment Agreement.

5. Survivor Rights.  In the event of Executive’s death after execution of this Agreement, this Agreement shall operate in favor of his estate (“Estate”); provided, however, in the event of Executive’s death, the Employer may accelerate all remaining sums owed to Executive pursuant to this Agreement and pay such amount, discounted to present value, in a lump sum to Executive’s Estate.

6. Duty of Cooperation.  After the Termination Date and during the Severance Benefit  period, Executive  agrees to cooperate with the Employer, the Releasees (as defined below) and Affiliates by providing information, advice and assistance as requested by the Employer’s CEO and/or his designee, in connection with any business matters, regulatory or administrative issues, or in the defense or prosecution of any claims, charges, lawsuits, or administrative or regulatory issues now in existence or which may arise in the future pertaining to, or filed against or on behalf

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of the Employer, the Releasees, or Affiliates, and which relate to activities, events or occurrences that transpired while Executive was employed by the Employer or within Executive’s knowledge.  Executive’s assistance pursuant to this Section shall be as an independent consultant and at no time after the Termination Date shall Executive be an Executive of the Employer or entitled to any employment-related benefits.  Executive’s assistance to the Employer pursuant to this Section is not exclusive, and he is free to perform services or accept employment with any other entity. Executive understands that in any such matters arising under this Section, or otherwise, including any legal action, investigation, review or testimony, the Employer expects Executive to provide only accurate and truthful information.

7. Release.

In consideration for the promises by Employer herein, and for the above-described payments of Severance Pay, and except as otherwise provided in this Agreement, Executive does hereby unconditionally and absolutely release and discharge Del Frisco’s Restaurant Group Inc., and all related holding, parent or subsidiary entities, and each of their Affiliates, employees, directors, officers, members, executives, agents, attorneys, stockholders, insurers, investors, successors and/or assigns (collectively referred to as the “Releasees”), from any and all liability, costs, attorney’s fees, claims, demands causes of action, bonus, stock, options, units or equity or suits of any type, whether in law and/or in equity, known or unknown, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them on or prior to the date Executive executes this Agreement, including, but not limited to, Executive's recruitment, hiring, employment, terms and conditions of such employment, including compensation, bonus, or incentive pay, the termination of Executive’s employment, and/or claims under the Employment Agreement.  This release includes, without limitation, a release of all claims arising under any local, state or federal statute, ordinance, regulation or common law regulating or affecting employment, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 or 1983, The Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967 and Older Worker's Benefit Protection Act of 1990 [except for Executive’s right to contest the validity of this Agreement under such law], the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Federal Credit Reporting Act, the False Claims Act, the Sarbanes Oxley Act, claims involving marital status, religion, veteran status, sexual orientation, medical condition or any other anti-discrimination, anti-retaliation, or whistle-blower laws, claims for violation of public policy, wrongful discharge, breach of express or implied contract, or implied covenant of good faith and fair dealing, or any other applicable federal, state, or local statute relating to payment of wages; claims concerning recruitment, salary rate, severance pay (including without limitation enhanced, additional, or greater severance pay), wages, bonuses, incentive pay, stock, options, or any other form of equity or its value, sick leave, vacation pay, life insurance, group medical insurance, any other fringe benefits, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, fraud, negligence or gross negligence claims, contracts, or other claims which might have been asserted by Executive or on Executive's behalf

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in any suit, charge, demand, cause of action, or claim against Employer or the Releasees, including any federal, state or local statutory provision or ordinance that any current or former executive may assert against an employer.  Executive hereby relinquishes rights to future employment with the Employer or Releasees, and this Agreement shall be a bar to any claims connected with enforcement of this provision.

This release shall not (i) include any rights or claims that may arise after the date Executive executes this Agreement or that cannot lawfully be waived or (ii) bar Executive from seeking to enforce, or contest the validity of, this Agreement or to pursue any rights Executive may have under any disability policy Executive acquired while employed with Employer.

Executive confirms that he has not informed the Employer or Releasees of, and is not aware of, any facts which show or lead him to believe that there has been a violation of any law, regulation or contract by the Employer or Releasees, or conduct by the Employer or any related holding, parent or subsidiary entities, or any of their Affiliates, employees, directors, officers, executives, agents, attorneys, stockholders, insurers, or investors that, to Executive’s knowledge, violates any government regulation, contract or ethics requirements.  This Agreement does not prohibit or otherwise restrict Executive from lawfully reporting waste, fraud, wrongdoing, safety or abuse to a designated investigative or law enforcement representative of any state or federal department or agency authorized to receive such information by contract, regulation, or law, including the Securities and Exchange Commission (“SEC”).  Subject to the above exceptions, this is intended and agreed to be a broad, full, and final release of all of Executive’s claims, if any, against the Releasees that may lawfully be released by private agreement.

Executive also acknowledges previous receipt of all wages concededly due.  By signing this Agreement, Executive hereby represents and agrees that he has received all salary, wages, accrued paid time off or vacation (if applicable), bonuses, expense reimbursements, or other such sums due (other than amounts to be paid pursuant to this Agreement).

Subject to any limitations or restrictions imposed by federal, state, or regulatory agencies, or any applicable D&O policy, Company hereby releases Executive for actions taken by him in the course and scope of his lawful duties, with reasonable belief that such actions were in the best interest of the Company and consistent with all legal requirements, and without any direct or indirect knowledge, or gross negligence that such actions were improper or unlawful.

8. No Interference with Rights. The Employer and Executive (collectively the “Parties”) agree that nothing in this Agreement shall be construed to prohibit Executive from challenging illegal conduct, including without limitation filing a charge or complaint with the Equal Employment Opportunity Commission, the SEC, and/or any other federal, state or local government agency. Further, the Parties agree that nothing in this Agreement shall be construed to interfere with the ability of any federal, state or local government agency to investigate any such charge or complaint, or Executive’s ability to communicate voluntarily with any such agency. However, by signing this Agreement, Executive understands that he is waiving his right to receive

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individual relief based on claims asserted in any such charge or complaint, except where such a waiver is prohibited, such as an Executive's right to receive an award for any information provided to the SEC.  Executive understands that this release of claims as contained in this Agreement does not extend to release any rights Executive may have under any laws governing the filing of claims for COBRA, unemployment, disability insurance and/or workers’ compensation benefits. Executive further understands that nothing in this Agreement shall be construed to prohibit him from: (a) challenging the Employer’s failure to comply with its promises to make payment and provide other consideration under this Agreement; (b) asserting Executive’s right to any vested benefits to which he may be entitled pursuant to the terms of the applicable plans and/or applicable law; and/or (d) asserting any claim that cannot lawfully be waived by private agreement.

9. Binding Effect.  Executive further declares and represents that no promise, inducement or agreement not expressed herein has been made to him and that this Agreement contains the entire agreement between the parties relating to the subject matter hereof, except for the provisions of the Employment Agreement which by their terms extend beyond Executive’s Termination Date, including Sections 4, 5, 6, 7 and 13 thereof.

10. Successors.  Employer and Executive understand and expressly agree that this Agreement shall bind and benefit the heirs, partners, successors, executives, directors, stockholders, officers, attorneys, affiliates, predecessors, representatives and assigns of Employer and Executive.

11. Publicity. The Parties agree not to divulge or publicize the existence of this Agreement or the terms hereof except as may be necessary to enforce this Agreement or as may be required by law.

12. Interpretation.  The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of Texas.  This Agreement shall not be interpreted for or against either party on the grounds that such party drafted or caused this Agreement to be drafted.  If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, subject to the provisions of Section 4(d) of the Employment Agreement, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, and consistent with Section 4(d) of the Employment Agreement, the provisions and parts thereof of this Agreement are declared to be severable.

13. No Admissions. It is agreed that this Agreement is not an admission of any liability or fault whatsoever by either the Employer or the Releasees and/or Executive.

14. Consideration Period. Executive acknowledges and agrees that he has been given twenty-one (21) days within which to consider this Agreement and that the Employer hereby advises Executive to consult an attorney prior to executing it. Executive further acknowledges that any changes made to this Agreement, whether or not material, do not restart the running of the twenty-one (21) day period. Executive may return the executed Agreement to the Employer prior

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to expiration of the 21-day period but Executive acknowledges that he has not received any encouragement or pressure from the Employer to do so.
15. Representations. Executive agrees and represents that:

Executive has read carefully the terms of this Agreement;

Executive has had an opportunity to and is encouraged to review this Agreement with an attorney or advisor of Executive’s choosing;

Executive understands the meaning and effect of the terms of this Agreement;

Executive was given up to twenty-one (21) days to determine whether he wished to sign this Agreement;

Executive’s decision to sign this Agreement is of his own free and voluntary act without compulsion of any kind;

No promise or inducement not expressed in this Agreement has been made to Executive; and

Executive has adequate information to make a knowing and voluntary waiver.

16. Revocation Rights. Following his execution of this Agreement, Executive may revoke his acceptance of the terms of this Agreement, provided such revocation is presented in writing no later than 7 days following Executive’s execution of the Agreement to April Scopa, Chief People Officer via facsimile to 888-223-6372 or via email to ascopa@dfrg.com.  If the notice of revocation is not received (as described herein), this Agreement shall become effective and enforceable as to all Parties on the eighth day following the date the Executive signed it (the "Effective Date"). If Executive revokes or elects not to sign this Agreement within the time period permitted herein, such revocation or election shall in no way alter or affect Executive's last day of employment with the Employer (and/or any other Employer Party), which shall be _________, __, 20__.

17. Breach of Release.  If either Party brings suit or files a claim against the other Party, the Releasees, or Affiliates for any matter released by such Party under this Release Agreement, the prevailing Party shall be entitled to enforce the terms of this Release Agreement, and recover any damages, costs, expenses and attorney’s fees incurred in connection with the enforcement of its rights herein.

18. Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or 24

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certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Executive:

Neil Thomson

_______________

Dallas, TX _____

If to Employer:

DFRG Management, LLC

920 S. Kimball Ave., Suite 100

Southlake, TX 76092

Attn: Chief People Officer

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger services, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient.  Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

19. Joint Preparation.  The Parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice and input of each Party, and to the extent that any ambiguity should appear, now, or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either Party.

20. Entire Agreement.  Executive's obligations set forth in Sections 4, 5, 6, 7 and 13 of the Employment Agreement survive Executive’s separation from the Employer and continue in effect according to the terms stated therein.  Subject to the foregoing, this Agreement constitutes the entire agreement between the Parties concerning the compensation, employment, termination and Severance Benefits to Executive, and supersedes all prior agreements, commitments, representations, writings and discussions between the Parties (whether written or oral) regarding the subject matters herein.  This Agreement may only be amended or modified by a writing signed by the both Parties.

21. 409A Compliance.  The provisions of this Section 22, to the extent necessary, supersede any contrary provision of this Agreement.  All payments hereunder shall be made on the date(s) provided herein and no request to accelerate or defer any payment under this Release

Execution Version Employment Agreement Neil Thomson

Agreement shall be considered or approved for any reason, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and applicable guidance issued thereunder (“Section 409A”).  All payments to be made upon a termination of employment may be made only upon a “separation from service” as defined under Section 409A (herein, a “separation from service”).  Each payment hereunder is a separate “payment” within the meaning of Treasury Regulation §1.409A-2(b)(2)(iii).   Subject to Section 409A, if any payment to Executive hereunder is determined in good faith by the Employer to constitute “deferred compensation” to a “specified Executive,” as defined in Section 409A, and such payments would otherwise be paid to the Executive before a date which is at least six (6) months following the date of Executive’s separation from service, said payments shall be accumulated and made without interest on the date which is six (6) months and one day following the date of Executive’s separation from service (or, if earlier, the date of death of Executive, in which case payment shall be made to Executive’s Beneficiary as soon as administratively possible, but in no event date later than ninety (90) days following the date on which Executive dies).

22. Execution In Multiple Counterparts.  This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.  This Agreement shall be deemed performable by all Parties in Texas, and the construction and enforcement of this Agreement shall be governed by Texas law without regard to its conflicts of law rules.

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Execution Version Employment Agreement Neil Thomson

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the day and year first above written.

EXECUTIVE:

Printed Name:  _____________________________

Date:

EMPLOYER:

Del Frisco’s Restaurant Group, Inc.

By:

Printed Name: _____________________________

Title:

Date:

Execution Version Employment Agreement Neil Thomson